As filed with the Securities and Exchange Commission on March 1, 2007

Registration No. 333-134707

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

POST EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON FORM S-8

UNDER

THE SECURITIES ACT OF 1933

BANKUNITED FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	65-0377773
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

255 Alhambra Circle

Coral Gables, Florida 33134

(305) 569-2000

(Address and zip code of principal executive offices)

Bank United Financial Corporation

2002 Stock Award and Incentive Plan

(Full title of the plan)

Alfred R. Camner

Chairman of the Board

BankUnited Financial Corporation

255 Alhambra Circle

Coral Gables, Florida 33134

(305) 569-2000

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Michael C. Sontag, Esq.

Camner, Lipsitz and Poller, Professional Association

550 Biltmore Way, Suite 700

Coral Gables, Florida 331314

(305) 461-1100

Explanatory Note

BankUnited Financial Corporation (“BankUnited”) registered 2,818,245 shares of capital stock of BankUnited, which may be awarded in Class A Common Stock, par value $.01 (the “Class A Common Stock”), Class B Common Stock, par value $.01 (the “Series B Common Stock”), or Noncumulative Convertible Preferred Stock, Series B (the “Series B Preferred Stock”), or in any combination of such classes of capital stock, which may be offered and sold under the BankUnited’s 2002 Stock Award and Incentive Plan (“2002 Stock Plan”). The 2,818,245 shares of capital stock of BankUnited were registered on two separate registration statements on Form S-8 as follows: (i) 2,000,000 shares of capital stock of BankUnited, which may be awarded in Class A Common Stock, Class B Common Stock, or the Series B Preferred Stock, or in any combination of such classes of capital stock, pursuant to the Form S-8 Registration Statement (File No. 333-85526) filed with the Securities and Exchange Commission (the “Commission”) on April 4, 2002 (the “2002 Form S-8 Registration Statement”); and (ii) 818,245 shares of Class A Common Stock pursuant to the Form S-8 Registration Statement (File No. 333-134707) filed with the SEC on June 2, 2006 (the “2006 Form S-8 Registration Statement”).

On January 23, 2007, the stockholders of BankUnited approved the BankUnited 2007 Stock Plan and Incentive Plan (the “2007 Stock Plan”), which replaces the 2002 Stock Plan. Of the 2,818,245 shares registered in connection with the 2002 Stock Plan, as of February 26, 2007, 2,804,284 shares have been issued and are not subject to issuance upon the exercise of outstanding options granted under the 2002 Stock Plan, and approximately 13,961 shares registered have not been issued but may be issued upon the exercise of outstanding options granted under the 2002 Stock Plan. Pursuant to Instruction E to Form S-8 and the telephonic interpretation of the Commission set forth in the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997 (see G. Securities Act Forms, number 89), 13,961 shares registered pursuant to 2006 Form S-8 Registration Statement are carried forward to, and deemed covered by, a registration statement on Form S-8, filed on the date or about the date hereof in connection with the 2007 Stock Plan (the “March 2006 Form S-8”). In the event any of these 13,961 shares are not issued in connection with the 2002 Stock Plan, BankUnited intends to periodically file additional post effective amendments to the applicable registration statements carrying forward such shares for issuance in connection with the 2007 Stock Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Pursuant to General Instruction E to Form S-8, the contents of the 2006 Form S-8 Registration Statement filed by BankUnited, which incorporated by reference the 2002 Form S-8 Registration Statement, with respect to securities offered pursuant to the 2002 Stock Plan are hereby incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida on March 1, 2007.

BANKUNITED FINANCIAL CORPORATION

By:	/s/ Alfred R. Camner
Alfred R. Camner
Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alfred R. Camner his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on March 1, 2007 by the following persons in the capacities indicated.

/s/ Alfred R. Camner	Chairman of the Board, Chief Executive
Alfred R. Camner	Officer and Director (Principal Executive Officer)

/s/ Lawrence H. Blum	Vice Chairman of the Board and Director
Lawrence H. Blum

/s/ Ramiro A. Ortiz	President, Chief Operating Officer and
Ramiro A. Ortiz	Director

/s/ Humberto L. Lopez	Senior Executive Vice President and Chief
Humberto L. Lopez	Financial Officer

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/s/ Bernardo Argudin	Executive Vice President and Chief Accounting
Bernard Argudin	Officer

/s/ Tod N. Aronovitz	Director
Tod N. Aronovitz

/s/ Allen M. Bernkrant	Director
Allen M. Bernkrant

/s/ Lauren R. Camner	Director
Lauren R. Camner

/s/ Marc D. Jacobson	Director
Marc D. Jacobson

/s/ Hardy C. Katz	Director
Hardy C. Katz

/s/ Neil Messinger	Director
Neil Messinger

/s/ Albert E. Smith	Director
Albert E. Smith

/s/ Bradley S. Weiss	Director
Bradley S. Weiss

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